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                     American Communications Services, Inc.
             Exhibit 11.1 - Computation of Per Share Earnings (Loss)


                                                                                    Years Ended

                Net Loss                                           June 30, 1996                    June 30, 1995
               ----------                                          -------------                    -------------

1    Net Loss                                                          $ 26,782,044                      $ 14,697,649

2    Less: Preferred Stock Accretion                                      3,871,328                         1,070,985
                                                                          ---------                         ---------

3    Net Loss to Common Stockholders                                     30,653,372                        15,768,634

4    Add: Effect on Interest expense                                      2,301,864                           170,095
     Add: Convertible Preferred Dividends Saved                           3,871,328                         1,070,985

5    Net Loss to Common Stockholders, Anti-Dilutive                    $ 24,480,180                      $ 14,527,554
                                                                       ============                      ============
     Basis

            Average Shares Outstanding
            --------------------------

6    Weighted Average Number of Common Shares                             6,185,459                         4,771,689
     Outstanding

7    Net additional shares assuming stock options and                     9,133,070                         4,078,907
     warrants exercised and proceeds used first to
     purchase treasury shares to 20% of shares
     outstanding at year end, the balance to reduce long-
     term debt

8    Additional shares assuming conversion of preferred                  17,377,278                         5,264,492
                                                                         ----------                         ---------
     shares

9    Weighted average number of common and common                        32,695,807                        14,115,088
                                                                         ==========                        ==========
     equivalent shares outstanding

            Per Share Amounts
            -----------------

10   Net loss per common share as presented in                               $   4.96                          $   3.30
                                                                             ========                          ========
     statement of operations (3 / 6)

11   Net loss per share as antidilutive basis (5 / 9)                        $   0.75                          $   1.03
                                                                             ========                          ========
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